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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of June 24, 2004 and effective as of August 1, 2004, by and between Natural Health Trends Corp., a Florida corporation (the "Company"), of 12901 Hutton Drive, Dallas, Texas 75234 and Chris Sharng, an individual residing at 1352 Saddlebrook Court, Bartonville, Texas 76226 (the "Executive").

                                  WITNESSETH:

         WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree as follows:

         SECTION 1. EMPLOYMENT. The Company agrees to employ Executive and the Executive hereby accepts such employment, as the Company's Executive Vice President and Chief Financial Officer, subject to the terms and conditions set forth in this Agreement.

         SECTION 2. DUTIES; EXCLUSIVE SERVICES; BEST EFFORTS. The Executive shall perform all duties incident to the position of Executive Vice President and Chief Financial Officer as well as any other duties as may from time to time be assigned by the President of the Company or his designee, and agrees to abide by all By-laws, policies, practices, procedures or rules of the Company. The Executive agrees to devote his best efforts, energies and skill to the discharge of the duties and responsibilities attributable to his position, and to this end, he will devote his full time and attention exclusively to the business and affairs of the Company. The Executive also agrees that he shall not take personal advantage of any business opportunities which arise during his employment and which may benefit the Company. All material facts regarding such opportunities must be promptly

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reported to the President for consideration by the Company. Notwithstanding the foregoing, the Executive may donate his time and efforts to charitable causes so long as such endeavors do not effect his ability to perform his duties under this Agreement. If requested by the Company, the Executive shall serve on the Board of Directors or any committee thereof without additional compensation.

         SECTION 3. TERM OF EMPLOYMENT; VACATION.

                  (a) Unless extended in writing by both the Company and the Executive, the term of this Agreement shall commence on the effective date hereof and terminate on December 31, 2007, subject to earlier termination by the parties pursuant to Sections 5 and 6 hereof (the "Term").

                  (b) The Executive shall be entitled to two (2) weeks vacation during each year of the Term.

         SECTION 4. COMPENSATION OF EXECUTIVE.

                  4.1 SALARY. The Company shall pay to Executive a base salary of two hundred thirty thousand ($230,000) dollars for the twelve-month period commencing August 1st, 2004 (the "Base Salary"), less such deductions as shall be required to be withheld by applicable law and regulations. The Base Salary payable to Executive shall be paid at such regular weekly, biweekly or semi-monthly time or times as the Company makes payment of its regular payroll in the regular course of business. Commencing on the first anniversary of the date hereof, the Base Salary shall be increased to two hundred and fifty thousand ($250,000) and be effective for the rest of the Term.

                  4.2 STOCK OPTIONS. On the date hereof and upon the execution of this Agreement by the parties, the Executive shall receive non-qualified stock options exercisable for an aggregate of 34,124 shares of the Company's common stock ("Common Stock") at an exercise price equal to the closing price of the Company's common stock on the date hereof, as reported on the OTC Bulletin Board. An equal number of Options (or approximately 832 Options) shall vest monthly during the Term; provided however, that no Options shall vest

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during the six (6) month period commencing on the date hereof and ending on
January 31st, 2005, and on January 31st, 2005, 4,992 Options shall vest. The Options shall be granted pursuant to the Company's 2002 Stock Plan (the "Plan") and subject to the terms and conditions thereof.

                  4.3 PERFORMANCE BONUSES. During the term of this Agreement, the Executive shall be entitled to receive an annual cash performance bonus (the "Annual Bonus") for each year during the Term commencing on January 1st and ending on the following December 31st based upon (i) the Executive's performance of his duties, and (ii) the Company's financial performance, each as determined by the Company's Compensation Committee (or lieu thereof, the Company's Board of Directors) in its reasonable discretion. The Executive and the Company shall agree on certain minimum and maximum annual performance criteria. If (i) the minimum target is not achieved, the Executive will not be entitled to any Annual Bonus, (ii) the minimum target is achieved, the Executive will be entitled to an Annual Bonus equal to 25% of his Base Salary in effect on January 1st of the applicable year, or (iii) the maximum target is achieved, the Executive will be entitled to an Annual Bonus equal to 50% of his Base Salary in effect on January 1st of the applicable year. Such Annual Bonus, if any, shall be paid within forty five (45) days following the end of such yearly bonus period. Notwithstanding the foregoing, the Executive shall receive a cash bonus of no less than $50,000 for each of the calendar years ending December 31, 2004 and 2005.

                  4.4 EXPENSES. During the Term, the Company shall promptly reimburse the Executive for all reasonable and necessary travel expenses (including business class on all international flights over 5 hours in duration) and other disbursements incurred by the Executive on behalf of the Company, in performance of the Executive's duties hereunder, assuming Executive has received prior approval for such travel expenses and disbursements by the Company to the extent possible consistent with corporate practices with respect to the reimbursement of expenses incurred by the Company's senior executives. In addition, the

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Company shall pay or reimburse Executive for any membership fees and dues for various professional organizations in an amount not to exceed $2,000.00.

                  4.5 BENEFITS. The Executive shall be permitted during the Term to participate in any hospitalization or disability insurance plans, health programs, pension plans, bonus plans or similar benefits that may be available to other executives of the Company (including coverage under any officers and directors liability insurance policy), subject to such eligibility rules as are applied to senior managers generally. The Company shall, if possible, waive any waiting period applicable to the Executive under any benefit plan.

         SECTION 5. DISABILITY OF THE EXECUTIVE. If the Executive is incapacitated or disabled by accident, sickness or otherwise so as to render the Executive mentally or physically incapable of performing the services required to be performed under this Agreement for a period of 90 consecutive days or 120 days in any period of 360 consecutive days (a "Disability"), the Company may, at the time or during the period of such Disability, at its option, terminate the employment of the Executive under this Agreement immediately upon giving the Executive written notice to that effect.

         SECTION 6. TERMINATION.

                  6.1 WITH CAUSE. The Company may terminate the employment of the Executive and all of the Company's obligations under this Agreement at any time for Cause (as hereinafter defined) by giving the Executive notice of such termination, with reasonable specificity of the details thereof. "Cause" shall include, without limitation, the following:

                  (i) failure or neglect, by the Executive to perform the duties of the Executive's position;

                  (ii) failure of the Executive to obey orders given by the Company or his supervisors;

                  (iii) misconduct by the Executive in connection with the performance of any of his duties, including, without limitation, misappropriation of funds or property of the

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Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject;

                  (iv) commission by the Executive of an act involving moral turpitude, dishonesty, theft or unethical business conduct, or conduct which impairs or injures the reputation of, or harms, the Company;

                  (v) disloyalty by the Executive, including without limitation, aiding a competitor;

                  (vi) failure by the Executive to devote his full time and best efforts to the Company's business and affairs;

                  (vii) failure by the Executive to work exclusively for the Company;

                  (viii) failure to fully cooperate in any investigation by the Company;

                  (ix) any breach of this Agreement or Company rules;

                  (x) any other act of misconduct by the Executive;

                  (xi) the Executive's abuse of alcohol or other drugs or controlled substances; or

                  (xii) the Executive's death or resignation hereunder; provided however, that if the Executive resigned for Good Reason (as hereinafter defined) or in connection with a Change of Control (as hereinafter defined) in accordance with Section 6.3, such resignation shall not be considered "Cause" hereunder. A termination pursuant to this Section 6.1 shall take effect 10 days after the giving of written notice to the Executive unless the Executive shall, during such 10-day period, remedy to the reasonable satisfaction of the Board of Directors of the Company the misconduct, disregard, abuse or breach specified in such notice; provided, however, that such termination shall take effect immediately upon the giving of such notice if the Board of Directors of the Company shall, in its reasonable discretion, have determined that such misconduct, disregard, abuse or breach is not remediable (which determination shall be stated in such notice).

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                  6.2 WITHOUT CAUSE. The Company may terminate the employment of the Executive and all of the Company's obligations under this Agreement (except as hereinafter provided) at any time during the Term without Cause by giving the Executive written notice of such termination, to be effective 10 days following the giving of such written notice.

                  6.3 CHANGE OF CONTROL. The Executive may terminate this Agreement by delivering written notice to the Company within six (6) months following the effective date of a Change of Control. As used herein, the term "Change of Control" shall mean: (i) when any "person" as defined in Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Company or any subsidiary or any affiliate of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities; or (ii) when, during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or through the operation of this proviso; or (iii) the occurrence of a transaction requiring stockholder approval under applicable state law for the acquisition of the Company by an entity other than the Company or a subsidiary or an affiliated company of the Company through purchase of assets, or by merger, or otherwise.

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                  6.4 WITH GOOD REASON. The Executive may terminate his
employment hereunder (and the Term) for Good Reason after the occurrence of such event constituting a material breach of this Agreement by the Company that has not been fully cured within ten (10) days after written notice thereof has been given by the Executive to the Company. "Good Reason" shall mean the occurrence of any of the following without the written consent of the Executive of his approval: (i) the assignment to Executive of duties inconsistent with the Agreement or a change in his title or authority; (ii) any change in reporting responsibility so that Executive reports to any person other than the President of the Company; (iii) the requirement of the Executive to relocate to a location outside the Dallas/Forth Worth metropolitan area; or (iv) any material breach of the Agreement by the Company.

         For convenience of reference, the date upon which any termination of the employment of the Executive pursuant to Sections 5 or 6 shall be effective shall be hereinafter referred to as the "Termination Date".

         SECTION 7. EFFECT OF TERMINATION OF EMPLOYMENT.

                  7.1 WITH CAUSE. Upon the termination of the Executive's employment for Cause, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive (i) the unpaid portion of the Base Salary provided for in Section 4.1, earned through the Termination Date (the "Unpaid Salary Amount"), (ii) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed, as provided in Section 4.6 (the "Expense Reimbursement Amount") and (iii) payment for accrued and unused vacation time (the "Vacation Amount"). All options granted to the Executive shall terminate on the Termination Date, except in the event that the Executive has been terminated for Cause due to Executive's death or resignation, in which case the Executive's right to exercise his vested options shall expire ninety (90) days after the Termination Date.

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                  7.2. FOR DISABILITY. Upon the termination of the Executive's employment as a result of a Disability, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive (i) the Unpaid Salary Amount,
(ii) the Expense Reimbursement Amount and (iii) the Vacation Amount. Following a termination for a Disability, the Executive's right to exercise his vested options shall not expire until ninety (90) days after the Termination Date.

                  7.3 WITHOUT CAUSE OR FOR GOOD REASON. Upon the termination of the Executive's employment by the Company without Cause (and not as a result of a Disability) or by the Executive for Good Reason, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the Executive shall have the right to receive (i) the Unpaid Salary Amount, (ii) the Expense Reimbursement Amount, and (iii) the Vacation Amount, and (iv) severance compensation equal to the then Base Salary for six (6) months if such Termination Date is on or before January 31, 2005, or twelve (12) months if such Termination Date is on or after February 1, 2005 , all of which is payable within thirty (30) days following the Termination Date. The Executive shall not be entitled to receive any severance payment until and after (i) he has consulted with qualified independent legal counsel regarding his employment and termination with the Company, (ii) he has executed a full general release of all claims against the Company, its affiliates, officers, directors, employees, agents and representatives, in form and substance satisfactory to the Company, and delivered such general release to the Company, and (iii) all applicable waiting periods, if any, with respect to the irrevocable nature of the general release has have elapsed. Following a termination not for Cause or by the Executive for Good Reason, the Executive's right to exercise his vested options shall not expire until ninety (90) days after the Termination Date (collectively, the "General Release Requirement").

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7.4 CHANGE OF CONTROL. Upon the termination of this Agreement by the Executive in connection with a Change of Control and in accordance with Section 6.3, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the Executive shall have the right to receive (i) the Unpaid Salary Amount, (ii) the Expense Reimbursement Amount,
(iii) the Vacation Amount, and (iv) severance compensation equal to the Base Salary for the greater of (x) the remaining term of this Agreement (as if this Agreement was not terminated) and (y) two (2) years. The Executive shall not be entitled to receive any severance payment until and after he has complied with the General Release Requirement. For the purpose of defining the Executive's right to stock options, the Executive's termination of employment for a Change of Control shall be equivalent to an involuntary termination of employment. The Executive's right to his vested options shall not expire until ninety (90) days after the Termination Date.

         SECTION 8. RESTRICTIVE COVENANTS.

                  8.1 CERTAIN DEFINITIONS. For purposes of this Section 8, the following terms shall have the following meanings:

                    "COMPETITIVE ACTIVITY" means any activity conducted in the Restricted Area which competes with any substantial aspect or part of Employer's business whether as a proprietor, partner, shareholder, owner, member, employer, employee, independent contractor, venturer or otherwise.

                    "COMPETITOR" means any Person, other than Employer or its successor, which at any time during the Restriction Period engages in any Competitive Activity.

                    "CONFIDENTIAL INFORMATION" means all information of or relating to Employer, its business or practice, which is not generally known or available to the public (whether or not in written or tangible form) including, without limitation, customer lists,

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supplier lists, processes, know-how, trade secrets, pricing policies and other confidential business information.

                  "CONFIDENTIAL MATERIALS" means any and all documents, records, reports, lists, notes, plans, materials, customer lists, distributor lists, programs, software, disks, recordings, manuals, correspondence, memoranda, magnetic media or any other tangible media (including, without limitation, copies or reproductions of any of the foregoing) in which any Confidential Information may be contained.

                  "EMPLOYER" means Parent, Employer and its Subsidiaries, whether now or in the future.

                  "PERSON" means an individual, proprietorship, partnership, joint venture, corporation, limited liability company, association, trust, estate, unincorporated organization, a government or any branch, subdivision, department or agency thereof, or any other entity.

                  "PERSONNEL" means any and all employees, contractors, agents, consultants or other Persons rendering services to Employer for compensation in any form, whether employed by or independent of Employer.

                  "RESTRICTED AREA" means the United States, Canada and Asia and their respective territories and possessions, and worldwide with respect to any Competitive Activity involving the Internet, World Wide Web, telemarketing or other electronic or similar media.

                  "RESTRICTION PERIOD" means the period of time, commencing on the date hereof and expiring two (2) years after the termination of Executive's employment with Employer pursuant to this Agreement, voluntarily or involuntarily, for any reason whatsoever, subject to extension pursuant to
Section 8.6 below.

                  8.2 CONFIDENTIALITY.

                  (a) CONFIDENTIAL INFORMATION. Subject to Section 8.2(c):

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                  (1) DUTY TO MAINTAIN CONFIDENTIALITY. Executive shall maintain in strict confidence and duly safeguard to the best of his ability any and all Confidential Information in his possession or under his control.

                  (2) COVENANT NOT TO DISCLOSE, USE OR EXPLOIT. Except as reasonably necessary to perform his duties, Executive shall not, directly or indirectly, disclose, divulge or otherwise communicate to anyone or use or otherwise exploit for the benefit of anyone, other than Employer, any Confidential Information.

                  (3) CONFIDENTIAL MATERIALS. All Confidential Information and Confidential Materials are and shall remain the exclusive property of Employer and no Confidential Materials may be copied or otherwise reproduced, removed from the premises of Employer or entrusted to any Person (other than Employer or the Personnel entitled to such materials) by Executive, except as reasonably necessary to perform his duties, without prior written permission from Employer.

                  (b) SURVIVAL OF COVENANTS. Notwithstanding anything herein to the contrary, the covenants set forth in this Section 8.2 shall survive the termination of this Agreement and any other agreement among any or all of the parties hereto (regardless of the reason for such termination), unless terminated by a written instrument that expressly terminates by specific reference the covenants set forth in this Section 8.2.

                  (c) PERMITTED ACTIVITIES. If Executive receives a request or demand for Confidential Information (whether pursuant to a discovery request, subpoena or otherwise), Executive shall immediately give Employer written notice thereof and shall exert his best efforts to resist disclosure, within the limits of the law, including, without limitation, by fully cooperating and assisting Employer in whatever efforts it may make to resist or limit disclosure or to obtain a protective order or other appropriate remedy to limit or prohibit further disclosure or use of such Confidential Information. If Executive complies with the preceding sentence but nonetheless becomes legally compelled to disclose Confidential

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Information, Executive shall disclose only that portion of the Confidential
Information that he is legally compelled to disclose.

                  8.3 COVENANT NOT TO COMPETE. During the Restriction Period, Executive shall not, directly or indirectly, whether as a sole practitioner, owner, partner, shareholder, investor, employee, employer, venturer, independent contractor, consultant or other participant, (i) own, manage, invest in or acquire any economic stake or interest in any Person involved in a Competitive Activity, (ii) derive economic benefit from or with respect to any Competitive Activity or (iii) otherwise engage or participate in any manner whatsoever in any Competitive Activity; provided, however, this Section 8.3 shall not restrict Executive from owning less than 2% of the publicly traded debt or equity securities issued by a corporation or other entity or from having any other passive investment that creates no conflict of loyalty or interest with any duty owed to Employer. Executive shall be deemed to have derived economic benefit in violation of this Section 8.3 if, among other things, any of his compensation or income is in any way related to any Competitive Activity conducted by any Person. Further, during the Restriction Period Executive shall not directly or indirectly advance, cooperate in or help or aid any Competitor in the conduct of any Competitive Activity.

                  8.4 COVENANT NOT TO INTERFERE. During the Restriction Period, Executive shall not, directly or indirectly, recruit, solicit or otherwise induce or influence any Personnel of Employer to discontinue, reduce the extent of, discourage the development of or otherwise harm such Personnel's relationship or commitment to Employer. Conduct prohibited under this Section
8.4 shall include, without limitation, seeking to employ or causing, aiding, inducing or influencing a Competitor to employ or seek to employ any Personnel of Employer.

                  8.5 EQUITABLE RELIEF. Each of the parties acknowledges that the provisions and restrictions of this Section 8 are reasonable and necessary for the protection of the legitimate interests of Employer. Each of the parties further acknowledges that the

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provisions and restrictions of this Section 6 are unique and that any breach or threatened breach of any of such provisions or restrictions will provide Employer with no adequate remedy at law, and the result will be irreparable harm to Employer. Therefore, the parties hereto agree that upon a breach or threatened breach of the provisions or restrictions of this Section 8, Employer shall be entitled, in addition to any other rights and remedies which may be available to it, to institute and maintain proceedings at law or in equity, to recover damages, to obtain an equitable accounting of all earnings, profits or other benefits resulting from such breach or threatened breach and to obtain specific performance or a temporary and permanent injunction.

                  8.6 FULL RESTRICTION PERIOD. If Executive violates any restrictive covenant contained herein and Employer institutes action for equitable relief, Employer, as a result of the time involved in obtaining such relief, shall not be deprived of the benefit of the full Restriction Period. Accordingly, the Restriction Period shall be deemed to have the duration specified in Section 8.1, computed from and commencing on the date on which relief is granted by a final order from which there is no appeal, but reduced, if applicable, by the length of time between the date the Restriction Period commenced and the date of the first violation of any restrictive covenant by Executive.

                  8.7 EQUITABLE ACCOUNTING. Employer shall have the right to demand and receive equitable accounting with respect to any consideration received by Executive in connection with activities in breach of the restrictive covenants herein, and Employer shall be entitled to payment from Executive of such consideration on demand.

                  8.8 PRIOR BREACHES. Neither the expiration of the Restriction Period nor the termination of the status of any Customer or Personnel as such (whether or not due to a breach hereof by Executive) shall preclude, limit or otherwise affect the rights and remedies of Employer against Executive based upon any breach hereof during the Restriction Period or before such status of Customer or Personnel terminated.

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                  8.9 NONCIRCUMVENTION OF COVENANTS. Executive acknowledges and agrees that, for purposes of this Agreement, an action shall be considered to have been taken by Executive "indirectly" if taken by or through, with Executive's knowledge, (a) any member of his immediate family , (b) any Person owned or controlled, solely or with others, directly or "indirectly" by Executive or a member of his family, (c) any Person of which he is an owner, partner, employer, employee, trustee, independent contractor or agent, (d) any employees, partners, owners or independent contractors of any such Person or (e) any other one or more representatives or intermediaries, it being the intention of the parties that Executive shall not directly or indirectly circumvent any restrictive covenant contained herein or the intent thereof.

                  8.10 NOTICE OF RESTRICTIONS. During the Restriction Period, Executive shall notify each prospective employer, partner or co-venturer of the restrictions contained in this Agreement. Employer is hereby authorized to contact any of such Persons for the purpose of providing notice of such restrictions.

                  8.11 REDUCTION OF RESTRICTIONS BY COURT ACTION. Each of the provisions hereof including, without limitation, the periods of time, geographic areas and types and scopes of duties of, and restrictions on the activities of, the parties hereto specified herein are and are intended to be divisible, and if any portion thereof (including any sentence, clause or word) shall be held contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to one or more periods of time, areas or business activities or any part thereof, the remaining provisions shall not be affected but shall remain in full force and effect, and any such invalid or unenforceable provision shall be deemed, without further action on the part of any party hereto or other Person, modified and amended to the minimum extent necessary to render the same valid and enforceable in such jurisdiction.

                  8.12 FAIRNESS OF RESTRICTIONS. Executive acknowledges and agrees that (a) compliance with the restrictive covenants set forth herein would not prevent him from earning a living that involves his training and skills without relocating, but only from

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engaging in unfair competition with, misappropriating a corporate opportunity of, or otherwise unfairly harming Employer and (b) the restrictive covenants set forth herein are intended to provide a minimum level of protection necessary to protect the legitimate interests of Employer. In addition, the parties acknowledge that nothing herein is intended to or shall, limit, replace or otherwise affect any other rights or remedies at law or in equity for protection against unfair competition with, misappropriation of corporate opportunities of, disclosure of confidential and proprietary information of, or defamation of Employer, or for protection of any other rights or interest of Employer.

         SECTION 9. MISCELLANEOUS.

                  9.1 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF TEXAS AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SAID STATE.

                  9.2 ENTIRE AGREEMENT. This Agreement (together with the exhibits attached hereto, which hereby are incorporated by reference) contains the entire agreement of the parties hereto relating to the employment of Executive by the Company and the other matters discussed herein and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

                  9.3 WITHHOLDING TAXES. The Company may withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

                  9.4 SUPPLEMENTS AND AMENDMENTS. This Agreement may be supplemented or amended only upon the written consent of each of the parties hereto.

                  9.5 ASSIGNMENT. Except as expressly provided below, this Agreement shall not be assignable, in whole or in part, by either party without the prior written consent

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of the other party. The Company may, without the prior written consent of
Executive, assign its rights and obligations under this Agreement to any other corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company; provided, however, that such assignment may be made without Executive's prior written consent only if (a) such assignment has a valid business purpose and is not for the purpose of avoiding the Company 's obligations hereunder or Executive's realization of the benefits of this Agreement and (b) the assignee expressly assumes in writing all obligations and liabilities to Executive hereunder. The Company will cause any purchaser of all or substantially all of the assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and their respective successors and permitted assigns. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's heirs, personal or legal representatives and beneficiaries. If this Agreement is terminated pursuant to clause (a) of Section
8.1 hereof, all amounts payable pursuant to clause (a) of Section 8.2 hereof shall be paid to Executive's designated beneficiaries or, if no such beneficiaries have been designated, to Executive's estate.

                  9.6 NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition

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waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  9.7 SEVERABILITY. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable and/or invalid by a court of competent jurisdiction, in whole or in part, the remaining provisions shall nevertheless be binding, enforceable and in full force and effect.

                  9.8 TITLES AND HEADINGS. The titles and headings of the various Sections of this Agreement are intended solely for convenience of reference and not intended for any purpose whatsoever to explain, modify or place any construction upon any of the provisions hereof.

                  9.9 ATTORNEYS' FEES. In the event that any party hereto brings suit against the other party, based upon or arising out of a breach or violation of this Agreement, each party hereto agrees that the party who is successful on the merits, upon final adjudication from which no further appeal can be taken or is taken within the time allowed by law, shall be entitled to recover his or its reasonable attorneys, fees and expenses from the party which is not successful.

                  9.10 INJUNCTIVE RELIEF. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of Sections 6 and 8.3 hereof. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce such provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

                  9.11 NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered (which shall include personal delivery and delivery by courier, messenger or overnight delivery service) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

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                  If to Executive: At his home address in accordance with the
Company's records.

                  If to the Company:

                  Natural Health Trends Corp.
                  12901 Hutton Drive
                  Dallas, Texas 75234
                  Attention: President

                  If to the Executive:

                  Chris Sharng
                  1352 Saddlebrook Court
                  Bartonville, Texas 76226

or to such other address of which either party gives notice to the other party in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  9.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  9.13 JURISDICTION. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the courts of the State of Texas, located in Dallas County, and of the United States District Court for the Northern District of Texas in connection with any suit, action or other proceeding concerning the interpretation of this Agreement or enforcement of Sections 8 or 9 of this Agreement. The Executive waives and agrees not to assert any defense that the court lacks jurisdiction, venue is improper, inconvenient forum or otherwise. The Executive waives the right to a jury trial and agrees to accept service of process by certified mail at the Executive's last known address.

                  9.14 POST EMPLOYMENT OBLIGATIONS. (a) All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company's business which the Executive shall prepare or receive from the Company shall remain the Company's sole and exclusive property. Upon termination of this Agreement, the

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Executive shall promptly return to the Company all property of the Company in his possession. The Executive further represents that he will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company. The Executive additionally represents that, upon termination of his employment with the Company, he will not retain in his possession any such software, documents or other materials.

                  (b) The Executive agrees that both during and after his employment he shall, at the request of the Company, render all assistance and perform all lawful acts that the Company considers necessary or advisable in connection with any litigation involving the Company or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of the Company.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                        NATURAL HEALTH TRENDS CORP.

                                        By:____________________________
                                           Name:
                                           Title:

                                        ________________________________
                                        Chris Sharng

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